Exhibit 10.2

FISCAL 2022 EXECUTIVE OFFICER BONUS PLAN AND EQUITY COMPENSATION

Bonus Plan

For the 12-month period ending June 30, 2022, each executive officer is eligible to receive cash incentive compensation pursuant to the Fiscal 2022 Executive Officer Bonus Plan (the “Bonus Plan”), based on the Company’s achievement of revenue and adjusted EBITDA financial goals for such period. Adjusted EBITDA is defined as income from operations with stock compensation, depreciation and amortization, and acquired in process research and development added back into the calculation. In addition, adjusted EBITDA may be further adjusted to include or exclude the events set forth in Section 7(b) of the Company’s 2017 Equity Incentive Plan and other unforeseen expenses. Target bonus amounts are weighted 75% for the revenue goal and 25% for the adjusted EBITDA goal. Target bonus levels as a percentage of base salary are 115% for the Chief Executive Officer, 100% for the Chief Operating Officer and Chief Financial Officer, 75% for the General Counsel, and 60% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn up to 200% of each of the revenue and adjusted EBITDA portions of their target bonus amount. The Bonus Plan criteria are the same for all of the executive officers.

Long-Term Incentive Plan

Each executive officer received grants of restricted stock under the fiscal 2022 long-term incentive plan on August 9, 2021. The restricted stock grants were based on a target equity percentage of each executive officer’s base salary, with 40% of such target amount allocated to time-vesting restricted stock and 60% of such target amount allocated to performance-vesting restricted stock; provided, that the performance-vesting restricted stock was granted to each executive officer at 200% of the target number of shares allocated to performance-vesting restricted stock, and any shares not earned will be forfeited upon confirmation of performance achievement. Target equity grants as a percentage of base salary are 450% for the Chief Executive Officer, 200% for the Chief Operating Officer and Chief Financial Officer, 150% for the General Counsel, and 125% for the other executive officers.

The time-vesting restricted stock grants will vest in equal installments of 1/3 in August 2022, 2023 and 2024. The performance-vesting restricted stock grants will vest based on the Company’s total shareholder return relative to total shareholder return of the Company’s peer group (as determined by the Human Resources and Compensation Committee), as measured by the closing prices of the Company’s stock and the peer group members for the 90 trading days preceding July 1, 2021 compared to the closing prices of the Company’s stock and the stock of the peer group members for the 90 trading days preceding July 1, 2024. Vesting of the performance-vesting shares will be determined on the date that the Company’s Form 10-K for the fiscal year ending June 30, 2024 is filed.